                                                                    EXHIBIT 2(b)


                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT



              This Amendment No. 1 to Stock Purchase Agreement ("Amendment") is entered into on this 2nd day of October, 1996 by and among Quaker State Corporation (the "Buyer"), a Delaware corporation with its principal office at 225 East John Carpenter Freeway, Irving, Texas 75062, Mark Reichenbaum a/k/a Mark Owens ("Mark"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Avenue, New York, New York 10022, David Reichenbaum a/k/a David Owens ("David"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Avenue, New York, New York 10022, Eric Reichenbaum a/k/a Eric Owens ("Eric"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Avenue, New York, New York 10022, and Harvey Stevens ("Harvey"), with an address c/o Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., 425 Park Avenue, New York, New York 10022, (Mark, David, Eric and Harvey are individually referred to herein as a "Seller" and collectively as the "Sellers").

              WHEREAS, the Sellers and the Buyer entered into a certain Stock Purchase Agreement ("Agreement") on August 30, 1996 with respect to the sale by the Sellers to the Buyer of all of the issued and outstanding common stock of MEDO Industries, Inc. ("MedoNY") and other companies owned by the Sellers; and

              WHEREAS, the Buyer and the Sellers desire to amend the Agreement in the manner provided herein.

              NOW, THEREFORE, in consideration of the mutual covenants and upon the terms and conditions set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

               1.    1.1.  Amendment to Section 5.1.1 of the Agreement.
Section 5.1.1 of the Agreement is hereby amended by deleting the text of such
Section in its entirety and replacing such text with the following:

   5.1.1 Cash (whether available or borrowed) in the amount of $2.5 million to pay federal, state and/or local income taxes of the Sellers. All such distributions are referred to herein as "Permitted S Corporation Tax Distributions," and all such distributions which are financed with funds borrowed under the Company's credit agreements, are referred to herein as "Permitted Financed S Corporation Tax Distributions."

                     1.2.  Amendment to Section 9.2.2 of the Agreement.
Section 9.2.2 of the Agreement is hereby amended by adding the following sentence to the end of Section 9.2.2: "In addition, notwithstanding anything in Section 9.2.1 to the contrary, to the extent indemnification is sought under
Section 9.2.1 hereof in respect of the matter described under the caption "Ozium Citrus Fragrance" on Schedule 3.20 hereto, the aggregate liability of the Sellers under Section 9.2.1 with respect to such matters shall not exceed $75,000."

               2. Ratification of Agreement. Except as amended by this Amendment, the Agreement is hereby ratified in its entirety and remains in full force and effect.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 2, 1996.


                                     QUAKER STATE CORPORATION


                                     By: /s/ PAUL E. KONNEY
                                        ------------------------------
                                        Name: Paul E. Konney
                                        Title: Senior Vice President,
                                               General Counsel and Secretary

MARK REICHENBAUM                     DAVID REICHENBAUM
a/k/a MARK OWENS                     a/k/a DAVID OWENS

/s/ MARK OWENS                       /s/ DAVID OWENS
------------------------------       ---------------------------------


ERIC REICHENBAUM
a/k/a ERIC OWENS                     HARVEY STEVENS

/s/ ERIC OWENS                       /s/ HARVEY STEVENS
------------------------------       ---------------------------------